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Exhibit 5.1

January 28, 2019

Helmerich & Payne, Inc.
Helmerich & Payne International Drilling Co.
1437 South Boulder Avenue, Suite 1400
Tulsa, Oklahoma 74119

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Helmerich & Payne, Inc., a Delaware corporation (the "Company"), and Helmerich & Payne International Drilling Co., a Delaware corporation and wholly owned subsidiary of the Company ("HPIDC"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of (i) $487,148,000 aggregate principal amount of the Company's 4.65% Senior Notes due 2025 (the "Exchange Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 4.65% Senior Notes due 2025 (the "Outstanding Notes") and (ii) the guarantee (the "Guarantee") of the Exchange Notes by HPIDC, certain legal matters in connection with the Exchange Notes and the related Guarantee are being passed upon for the Company and HPIDC by us. The Exchange Notes and the related Guarantee are to be issued under an Indenture, dated as of December 20, 2018 (the "Base Indenture"), as amended and supplemented by the First Supplemental Indenture thereto, dated as of December 20, 2018 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), among the Company, HPIDC and Wells Fargo Bank, National Association, as trustee. At your request, this letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

        In our capacity as your counsel in connection with the foregoing, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date, (ii) the Certificate of Incorporation and the By-laws of HPIDC, each as amended to date, (iii) the Base Indenture, (iv) the Supplemental Indenture, (v) the Registration Statement, (vi) the corporate records of the Company and HPIDC, including minute books, as furnished to us by the Company and HPIDC, (vii) certificates of public officials and of officers and other representatives of the Company and HPIDC and (viii) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for giving the opinions set forth below.

        In connection with this letter, we have relied, to the extent we deemed proper, without independent investigation, upon certificates, statements and other representations of officers and other representatives of the Company and HPIDC and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. In connection with this letter, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof, that such original copies are authentic and complete and that all information submitted to us was accurate and complete.

        In connection with this letter, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act,

Helmerich & Payne, Inc. Helmerich & Payne International Drilling Co.	-2-	January 28, 2019

(ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1.     The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (ii) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith or fair dealing.

          2.     The Guarantee, when issued, will constitute a valid and legally binding obligation of HPIDC, enforceable against HPIDC in accordance with its terms, except as the enforceability thereof is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (ii) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith or fair dealing.

        The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable state and federal law, each as currently in effect. We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

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  Exhibit 5.1